SUMMARY OF
                             TNE INCENTIVE PLAN
OF AMERICAN STANDARD INC. AND SUBSIDIARIES



     The Board of Directors approved the establishment of the TNE Incentive Plan for the period 1994 through 1995 for Corporate Officers, Non-Officer Key Executive Employees, and an additional group of approximately 500 employees to be designated by management.

     The Plan provides for a payout of 50% of the Target Award if the corporate-wide earnings in 1995 (before interest and taxes) to be defined, reach a specified level (the "threshold"). If the earnings (before interest and taxes) exceeds the threshold by $45,000,000, a payout of 100% of the Target Awards will be made. Earnings achievement between the two will result in a graduated payout percent.

     Target Awards

     The Target Award for each participant group is as follows:

               Corporate Officers: The Target Award will be an amount equal to the payout realized under the Corporation's Long-Term Incentive Compensation Plan for the 1993-1995 Performance Period.

               Non-Officer Key Executive Employees: The Target Award will be an amount equal to three times the participant's payout for 1995 under the Corporation's Annual Incentive Plan.

               500 Designated Employees (Middle Management): The Target Award will be $10,000.

     Form of Award

     Payouts made under the TNE Incentive Plan will be one-half in cash and one-half in stock, except for the participants in the group of 500 Designated Employees, who shall be paid all in cash.

     Miscellaneous

     The Target Award of a participant will be subject to proration depending upon his/her length of employment during the period May 1, 1994 through December 31, 1995.

     The Plan is subject to amendment or modification from time to time by the Board of Directors.
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